UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2012

MANNING & NAPIER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35355	45-2609100
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

290 Woodcliff Drive, Fairport, New York 14450

(Address of principal executive offices and zip code)

(585) 325-6880

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 20, 2012, the Board of Directors (the “Board”) of Manning & Napier, Inc. (the “Company”) increased the size of the Board from five to six members and appointed Michael J. Serventi to fill the vacancy. Mr. Serventi currently serves as Operating Partner at Summer Street Capital Partners, LLC, a private equity firm, and is the President of West Lake Management, an asset management firm. Mr. Serventi holds an M.B.A. from Suffolk University and a B.S. from Ithaca College.

There is no arrangement or understanding between Mr. Serventi and any other person pursuant to which Mr. Serventi was selected as a director. Mr. Serventi does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or an executive officer. The Board has determined that Mr. Serventi is an independent director under applicable NYSE rules. Mr. Serventi will serve on the Nominating and Corporate Governance, Compensation, and Audit Committees.

A copy of the press release announcing Mr. Serventi’s appointment is attached hereto as Exhibit 99 and incorporated herein by reference.

Item 8.01.	Other Events.

On March 20, 2012, the Board declared a quarterly dividend of $0.16 per share of Class A common stock, payable to holders of record as of April 13, 2012. The dividend will be paid on May 1, 2012.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

99	Press Release issued by Manning & Napier, Inc. on March 21, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Manning & Napier, Inc.

Date: March 21, 2012	By:	/s/ Patrick Cunningham
Name: Patrick Cunningham
Title: Chief Executive Officer